                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                      THE WASHINGTON WATER POWER COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      THE WASHINGTON WATER POWER COMPANY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

PROMPT RETURN OF THE ENCLOSED PROXY CARD WILL SAVE THE EXPENSE OF AN ADDITIONAL
                                    MAILING.
                YOUR IMMEDIATE ATTENTION IS GREATLY APPRECIATED.

                                     [LOGO]

PAUL A. REDMOND
Chairman of the Board, President
and Chief Executive Officer
                                                                  March 31, 1994

Dear Shareholder:

On behalf of the Board of Directors, it's my pleasure to extend to you a cordial invitation to attend the 1994 Annual Meeting of Shareholders of The Washington Water Power Company. A number of changes in our approach to this year's meeting have been made, including changing the meeting day to Thursday evening and changing the location to the Spokane Convention Center. In the last five years, we've seen increasing numbers of shareholders join us at our Annual Meeting. We hope that by making these changes even more shareholders will be able to attend.

Date: Thursday Evening, May 12, 1994
Time: 5:30 p.m. Doors Open                 Place: Spokane Convention Center
     6:30 p.m. Annual Meeting Convenes           (See map next page.)
     Directors Reception Following               West 334 Spokane Falls Blvd.
Meeting                                          Spokane, Washington

The utility industry is undergoing profound change, and our Company is changing as well to meet the challenges of what is an increasingly competitive industry. Anticipating and responding to competitive challenges is critical to our continued viability, and will determine our success in increasing the value of your investment. I have lots to share with you about the industry and challenges on the horizon, as well as the many exciting changes occurring within our Company. As we prepare for the future, we're redesigning the Company and building an organization dedicated to providing exceptional customer service, enrichment for our employees, and long-term profitability for our investors.

We also have two new Directors we'd like you to meet. A post-meeting reception, hosted by Directors, will allow you the opportunity to meet with all our Board members as well as our Officers and Managers. We want to provide an additional forum for you to ask questions and share your views.

Convenient parking/shuttle arrangements have been made and that information is included with the map on the next page. The doors of the Spokane Convention Center will open at 5:30 p.m. Refreshments will be available, and our Officers and Managers will be there to greet and visit with you. The Annual Meeting will begin promptly at 6:30 p.m. The reception will begin immediately after the meeting and will include a light buffet. Whether or not you're able to attend, please take the opportunity to review the Annual Report and Proxy Statement enclosed. Also, your vote is important regardless of the number of shares you own, so please execute your proxy card and return it to us as promptly as possible.

Thank you for your continued support. We look forward to seeing you at the Annual Meeting.

                                             Sincerely,

   The Washington Water Power Company P.O. Box 3727 Spokane Washington 99220
                       (509)489-0500 or (1)(800)727-9170

IF YOU REQUIRE SPECIAL ACCOMMODATIONS AT OUR ANNUAL MEETING DUE TO A DISABILITY, PLEASE CALL CHRIS BOWERS OR JULIE SHANHOLTZER IN SHAREHOLDER SERVICES BY APRIL 19.

                    [Page with map for Annual Meeting Site]

                       THE WASHINGTON WATER POWER COMPANY
                            EAST 1411 MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON THURSDAY EVENING, MAY 12, 1994

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Washington Water Power Company will be held at the Spokane Convention Center, West 334 Spokane Falls Boulevard, Spokane, Washington 99201, at 6:30 P.M., Spokane Time, on Thursday, May 12, 1994 for the following purposes:

    (1)  To elect five directors of the Company.

    (2) To consider and take action on a proposed amendment to the Restated Articles of Incorporation to increase the authorized Common Stock of the Company from 100,000,000 to 200,000,000 shares.

    (3) To consider a shareholder proposal to establish a paid advisory committee to the Board of Directors.

    (4) To transact such other business as may come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on March 17, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

    All shareholders are cordially invited to attend the meeting in person.

    Shareholders who cannot be present at the meeting are urged to sign, date, and mail the enclosed form of proxy to the Company in the enclosed postage-paid envelope as promptly as practicable.

                                          By order of the Board of Directors,

                                          TERRY L. SYMS
                                          CORPORATE SECRETARY

Spokane, Washington
March 31, 1994

                       THE WASHINGTON WATER POWER COMPANY
                            EAST 1411 MISSION AVENUE
                           SPOKANE, WASHINGTON 99202
                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Washington Water Power Company of proxies for use at the Annual Meeting of Shareholders to be held at the Spokane Convention Center, West 334 Spokane Falls Boulevard, Spokane, Washington 99201, at 6:30 P.M., Spokane Time, on Thursday, May 12, 1994, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shares represented at the meeting by properly executed proxies in the accompanying form will be voted at the meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy given for use at the meeting may be revoked by the person giving it at any time prior to the exercise of the powers conferred thereby. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about March 31, 1994.

    Holders of Common Stock of record at the close of business on March 17, 1994 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 52,xxx,xxx shares of Common Stock.

                                     VOTING

    Holders of Common Stock, the Company's only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on a matter submitted to shareholders only if a quorum exists with respect to such matter. A majority of the votes entitled to be cast on a matter by holders of outstanding shares of the Company's Common Stock constitutes a quorum for action on such matter. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

    Assuming a quorum exists with respect to the election of directors, each record holder of Common Stock will be entitled to vote cumulatively and accordingly may give one nominee for election as many votes as the number of directors to be elected multiplied by the number of shares held by such shareholder, or may distribute such votes among any two or more of the nominees as such shareholder shall think fit. The nominees elected will be those receiving the largest number of votes cast by the holders of the Common Stock, up to five individuals.

    Assuming a quorum exists with respect to the amendment to the Restated Articles of Incorporation to increase the authorized shares of the Common Stock of the Company, action on such matter will be approved if the affirmative vote of a majority of the outstanding shares of Company Common Stock is received.

    Assuming a quorum exists with respect to the shareholder proposal, action on such matter will be approved if the number of votes cast favoring the action exceed the number of votes opposing the action.

    In connection with both the election of directors and the shareholder proposal, the outcome of the vote will be determined by reference to the number of votes cast. Withheld votes, abstentions and non-votes (i.e. shares held by brokers, fiduciaries or other nominees which are not permitted to vote on a particular matter) are not considered "votes cast." In connection with the proposed amendment to the Restated Articles of Incorporation, abstentions and non-votes have the same effect as negative votes.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    At the meeting, five directors are to be elected, one to hold office for a term of two years until 1996 and four to hold office for a term of three years until 1997, and in each case until their respective successors shall be elected and shall qualify. Unless authority to do so is withheld, the persons named as proxies in the accompanying form of proxy will vote for the election of the nominees listed below, or in the discretion of such persons will vote cumulatively for the election of one or more of such nominees. The Board of Directors has no reason to believe that any such nominee will be unable to serve as a director. If, however, any such nominee shall become unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

    The following tabulation, prepared from information furnished to the Company by the nominees and the continuing directors, shows as to each nominee or continuing director his or her principal occupation and the year in which he or she first became a director, if applicable.

                                 -- NOMINEES --

                     NAME AND PRINCIPAL OCCUPATION
           --------------------------------------------------
ROBERT S. JEPSON, JR.
           Director Since November 1, 1993                     Chairman of the Board, President and
           Age -- 51                                           Chief Executive Officer
           (to be elected for a term expiring in 1996)         Kuhlman Corporation
                                                               Savannah, Georgia

Mr. Jepson has been Chairman of the Board, President and Chief Executive Officer of Kuhlman Corporation, in Savannah, Georgia, since 1993. Kuhlman Corporation manufactures distribution power and instrument transformers marketed to the electric utility industry, and springs and metal products, primarily for the automotive industry. Also, since 1989, he has served as Chairman of the Board and Chief Executive Officer of Jepson Associates, Inc., a private investment firm, in Savannah, Georgia. He is also Chairman of the Board of Coburn Optical Industries, Inc., in Tulsa, Oklahoma, and Chairman of the Board and Chief Executive Officer of Jepson Vineyards, Ltd., in Ukiah, California. In addition, he is a Director of First Union Bank in Savannah, Georgia, and a former Director of Hecla Mining Company in Coeur d'Alene, Idaho.

GENERAL H. NORMAN SCHWARZKOPF
           Director Since November 1, 1993           U.S. Army Retired
           Age -- 59                                 Author and Speaker
           (to be elected for a term expiring in     Tampa, Florida
           1997)

General Schwarzkopf was a career officer in the United States Army, served as Commander in Chief, United States Central Command and Commander of Operations Desert Shield and Desert Storm. He is active with the Florida Conservation Association and the Nature Conservancy, and is the National Spokesperson for the Recovery of the Grizzly Bear. In addition, he is an author and a much sought after speaker on a number of issues and topics. The General is a member of the University of Richmond Board of Trustees and a Director of Borg-Warner Security Corporation in Chicago, Illinois.

B. JEAN SILVER
           Director Since May 13, 1988               Certified Public Accountant
           Age -- 67                                 Washington State Legislator
           (to be elected for a term expiring in     Spokane and Olympia, Washington
           1997)

Mrs. Silver was a consultant to the City of Spokane in economic development financing from 1981 to 1987. Prior to the consulting work, she was in public accounting. Mrs. Silver has been a Washington State Legislator in Olympia for over ten years.

LARRY A. STANLEY
           Director Since May 10, 1991               President and
           Age -- 65                                 Chief Executive Officer
           (to be elected for a term expiring in     Empire Bolt & Screw, Inc.
           1997)                                     Spokane, Washington

For over five years, Mr. Stanley has been President and Chief Executive Officer of Empire Bolt & Screw, Inc., a Spokane distribution company which he founded in 1972. He is a past Chairman of the Association of Washington Business and past President of the Inland Northwest Council of Boy Scouts of America. Mr. Stanley is also a board member of the Washington State Governor's Small Business Improvement Council and Vice Chairman of the Spokane Area Chamber of Commerce.

R. JOHN TAYLOR
           Director Since May 10, 1985               Chairman of the Board and
           Age -- 44                                 Chief Executive Officer
           (to be elected for a term expiring in     The Universe Life Insurance Company
           1997)                                     Lewiston, Idaho

Since 1989, Mr. Taylor has been Chairman of the Board and Chief Executive Officer of The Universe Life Insurance Company. Universe Life is a subsidiary of AIA Services Corporation, a life insurance holding company. Mr. Taylor also serves as President of AIA Services and has been its Chief Operating Officer for over five years. He is also Chairman of the Board of Great Fidelity Life Insurance Company, Fort Wayne, Indiana, and a Director of Valley Commercial Bank, Clarkston, Washington.

                           -- CONTINUING DIRECTORS --

                     NAME AND PRINCIPAL OCCUPATION
           --------------------------------------------------
DAVID A. CLACK
           Director Since February 4, 1988                     President
           Age -- 59                                           Clack and Co., Investments
           (term expiring in 1995)                             Spokane, Washington

Since July 1987, Mr. Clack has been President of Clack and Co., Investments, an investment firm with its headquarters in Spokane, Washington. For over five years, Mr. Clack was Chairman of the Board and Chief Executive Officer of Old National Bancorporation of Washington.

DUANE B. HAGADONE
           Director Since May 13, 1966               President
           Age -- 61                                 Hagadone Corporation
           (term expiring in 1995)                   Coeur d'Alene, Idaho

For over five years, Mr. Hagadone has been owner of the Hagadone Corporation which has its headquarters in Coeur d'Alene, Idaho, and operates three major divisions: Hagadone Communications Company, Hagadone Hospitality Company, and Hagadone Investment Company.

EUGENE W. MEYER
           Director Since May 11, 1990               Financial Consultant
           Age -- 57                                 Hilton Head Island
           (term expiring in 1996)                   South Carolina

For over five years, Mr. Meyer was a Managing Director of Kidder, Peabody & Co., Incorporated, an investment banking and brokerage firm. His experience with that firm included serving as a board member and managing its utility finance department. He retired from Kidder, Peabody in 1989 and is presently in the financial consulting business. Mr. Meyer is a Chartered Financial Analyst. He is currently Vice Chairman of the Heisman Trophy Committee and a Trustee of the Heisman Foundation.

PAUL A. REDMOND
           Director Since August 1, 1980             Chairman of the Board, President
           Age -- 57                                 and Chief Executive Officer
           (term expiring in 1996)                   of the Company
                                                     Spokane, Washington

Mr. Redmond was appointed Chairman of the Board and Chief Executive Officer of the Company in 1988, and reappointed as President in February 1994. He was employed by the Company in 1965 as an Assistant Electrical Engineer. His experience includes Construction and Maintenance Engineer, Superintendent of Contract Construction, Manager of Construction and Maintenance, and Assistant to the President. He was appointed Assistant Vice President in May 1978, Vice President in November 1978, Executive Vice President in August 1980, President and Chief Operating Officer in May 1982, President and Chief Executive Officer in November 1984, and Chairman of the Board, President and Chief Executive Officer in May 1985. Mr. Redmond is also a director of the Hecla Mining Company in Coeur d'Alene, Idaho, and the U.S. Bank of Washington, N.A., in Seattle, Washington.

EUGENE THOMPSON
           Director Since February 11, 1972          Agriculture and Real Estate
           Age -- 71                                 Moscow, Idaho
           (term expiring in 1995)

For over five years, Mr. Thompson has been actively engaged in farming, in the market development of agricultural products and services on an international scale, and in real estate development.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows the beneficial ownership of Common Stock of the Company held, as of March 1, 1994, by the directors, any nominee for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company's preferred stock. Also, no director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the outstanding Common Stock of the Company, and no director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company.

                                                                            AMOUNT AND NATURE OF BENEFICIAL
                                                                                       OWNERSHIP
                                                                         -------------------------------------
                                                                            DIRECT       INDIRECT      TOTAL
                                                                         ------------  ------------  ---------
W. Lester Bryan........................................................      8,296         5,887(l)     14,183
David A. Clack(2)......................................................      2,000          --           2,000
Jon E. Eliassen(3).....................................................      7,966         8,261(l)     16,227
Robert D. Fukai........................................................      6,888         5,729(l)     12,617
Duane B. Hagadone(4)...................................................     44,284          --          44,284
James R. Harvey(5).....................................................     13,274(6)      8,571(l)     21,845
Robert S. Jepson, Jr.(7)...............................................      2,000          --           2,000
Eugene W. Meyer(8).....................................................      8,000          --           8,000
Paul A. Redmond(9).....................................................     24,733(10)    10,526(l)     35,259
General H. Norman Schwarzkopf..........................................      2,000          --           2,000
B. Jean Silver.........................................................      3,035(11)      --           3,035
Larry A. Stanley.......................................................       --           3,764(12)     3,764
R. John Taylor.........................................................      4,713         2,078(13)     6,791
Eugene Thompson(14)....................................................     12,463          --          12,463
All directors and executive officers as a group, including those listed
 above -- 20 individuals(15)...........................................                                208,459

- ---------
(1)   Shares held in the Company's 401(k) Investment Plan.
(2) Mr. Clack also owns 642 shares of restricted stock of Pentzer Financial Services Corporation and 642 shares of restricted stock of Pentzer Jefferson Corporation, indirect subsidiaries of the Company.
(3) Mr. Eliassen also owns 3,500 presently exercisable stock options of ITRON, Inc. (a corporation in which the Company's subsidiary, Pentzer Corporation, owns approximately 25% of the outstanding Common Stock.) Mr. Eliassen also owns 642 shares of restricted stock of Pentzer Financial Services and 642 shares of restricted stock of Pentzer Jefferson Corporation.
(4) Mr. Hagadone owns 642 shares of restricted stock of Pentzer Financial Services Corporation and 642 shares of restricted stock of Pentzer Jefferson Corporation.
(5) Mr. Harvey owns 5,000 shares (less than 1% of the outstanding shares) of ITRON, Inc.
(6)   Shares held by Mr. Harvey's spouse.
(7) Mr. Jepson owns 642 shares of restricted stock of Pentzer Financial Services Corporation and 642 shares of restricted stock of Pentzer Jefferson Corporation.
(8) Mr. Meyer owns 642 shares of restricted stock of Pentzer Financial Services Corporation and 642 shares of restricted stock of Pentzer Jefferson Corporation.
(9) Mr. Redmond owns 2,500 shares (less than 1% of the outstanding shares) of ITRON, Inc., and 3,500 presently exercisable stock options of ITRON, Inc. Mr. Redmond also owns 642 shares of restricted stock of Pentzer Financial Services Corporation and 642 shares of restricted stock of Pentzer Jefferson Corporation.

(10) Shares for which Mr. Redmond shares investment and voting power with his spouse.
(11)  Mrs. Silver shares investment and voting power with her spouse.
(12) Shares are held in a pension/profit-sharing plan not administered by the Company for which Mr. Stanley shares voting and investment power.
(13) Includes 1,200 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power; 300 shares held by Mr. Taylor's spouse of which shares he disclaims beneficial ownership; and 578 shares held by Mr. Taylor as custodian for his children.
(14)  Mr.  Thompson owns  642 shares  of restricted  stock of  Pentzer Financial
      Services Corporation  and  642  shares  of  restricted  stock  of  Pentzer
      Jefferson Corporation.
(15) The group of executive officers referred to above includes the Treasurer, Controller, and Corporate Secretary.

    Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors, and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 1993, the Company believes that during the last fiscal year, all Section 16 filing requirements applicable to the Company's reporting persons were complied with except that R. John Taylor inadvertently failed to report on a timely basis on SEC Form 4 a purchase of Company common stock in 1993, and Eugene Thompson inadvertently failed to report on SEC Form 5 shares purchased with reinvested dividends for the years 1991/1992. Both Mr. Taylor and Mr. Thompson did report these transactions on the 1993 year-end Form 5.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held five Board meetings in 1993. The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

    The Audit Committee assists the Board in overseeing financial reporting, corporate governance and corporate control. The Committee recommends for Board appointment the independent accounting firm that audits the Company's financial statements, and considers the scope and results of audit services provided by the independent auditors and the Company's internal auditors. The Committee discusses accounting and reporting matters and other conditions affecting the Company's operations with management and legal counsel, and reviews financial and operating reports. The Audit Committee consists of Mrs. Silver, General Schwarzkopf, and Messrs. Jepson, Meyer, Stanley, Taylor and Thompson. The Audit Committee held four meetings in 1993.

    The Compensation Committee considers and makes recommendations to the Board with respect to compensation and benefits of executive officers of the Company. The Committee consists of Messrs. Clack, Hagadone, Meyer and Taylor. The Compensation Committee held three meetings in 1993.

    The Executive Committee expedites board authorizations required to take action on certain corporate business matters when it is not practical for the entire Board of Directors to meet. Specifically, the Committee is called upon for finance matters such as the issuance of securities through public or private offerings. The Executive Committee consists of Messrs. Clack, Hagadone, Redmond and Stanley. The Executive Committee did not meet in 1993.

    The Nominating Committee proposes candidates to be nominated by the Board to fill vacancies in the Board that may occur from time to time. The Committee will consider written recommendations for the Board of Directors which are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific annual meeting must be received by December 1 of the preceding year. Recommendations should be directed to the Corporate Secretary, The Washington Water Power Company, East 1411 Mission Avenue, P.O. Box 3727, Spokane, Washington 99220. The Committee is made up of all members of the Board. The Nominating Committee generally holds discussions of Board candidates in conjunction with regular Board meetings. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Bylaws of the Company.

    The attendance during 1993 at all meetings of the Board and at all committee meetings of the Board was 97 percent.

    The Company has an Employee Benefits Committee which considers and makes recommendations to the Board with respect to employee benefits. Specifically, the Committee addresses such items as the Investment and Employee Stock Ownership Plan and the Employees' Retirement Plan. The Employee Benefits Committee consists of Mrs. Silver and Mr. Stanley and three executive officers of the Company. The Employee Benefits Committee held one meeting in 1993.

                             EXECUTIVE COMPENSATION
         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS,

    The Company's Compensation Committee of the Board of Directors (the "Committee") annually reviews and recommends to the full Board compensation levels for executive officers. The Committee also establishes specific strategic corporate performance goals which correspond to short-term and long-term compensation opportunities for executive officers. The Committee is comprised entirely of Board members who are not employees of the Company.

    The Committee's primary objective in establishing compensation opportunities for executive officers is to support the Company's goal of maximizing the value of shareholders' interests. To achieve this objective, the Committee believes it is critical to:

    - Hire, develop, reward, and retain the most competent executives possible, and to provide compensation opportunities which are competitive in the marketplace.

    - Encourage decision-making that enhances shareholder value. The Committee believes that this objective is promoted by providing short-term and long-term incentives which include payment in the form of Company Common Stock.

    - Provide incentive opportunities which link corporate performance and executive pay. The Committee believes in paying competitive levels of incentive compensation when corporate financial performance expectations are achieved.

    - Promote a close identity of interest between management and the Company's shareholders. The Committee believes that this objective is best achieved by tying incentive opportunities to the attainment of financial goals, and by rewarding positive results through the payment of Company Common Stock.

    The Committee makes recommendations to the Board of Directors pertaining to the Company's executive compensation plans which promote the objectives detailed above. The Committee believes that the Company's current compensation plans support the Company's business mission and contribute to the Company's financial success.

    Although the Committee currently has no policy with respect to qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, it will be studying the matter.

COMPONENTS OF COMPENSATION

  BASE SALARY

    The Committee annually reviews each executive officer's base salary. The factors which influence Committee recommendations regarding base salary include: levels of pay among executives at other utilities, internal pay equity considerations, level of responsibilities, prior experience, breadth of knowledge and job performance. The Committee considers some or all of these factors as it deems appropriate; there are no formal weightings given to any factor.

    The median increase to executive officers, other than Mr. Redmond, was 2% in 1993. The 1993 base salaries for executive officers of the Company are slightly below the average paid to similarly positioned executive officers of about 100 companies of diverse size, comprised of electric or electric and gas utility companies, utility parent companies, or diversified parent companies participating in the 1992 Edison Electric Institute (EEI) Executive Compensation Survey. This survey includes nearly all companies appearing in the published EEI Index in the Performance Graph. The EEI Compensation Survey is commonly used in the utility industry, and the Compensation Committee believes that it is an appropriate reference for executive salaries.

    With respect to the Chief Executive Officer's compensation in 1993, the Committee determined that a 2.1% increase in base salary for Mr. Redmond was appropriate. This modest increase keeps Mr. Redmond's base salary slightly above the median compared with that of other chief executive officers with similar responsibilities and broad leadership experience. Compensation data used in making decisions includes the EEI Compensation Survey and specific data for certain Northwest utilities. In addition, the Committee uses general industry data to provide a broad base of information from which to determine the Chief Executive Officer's compensation in light of the diversity of the Company's subsidiaries. Mr. Redmond's responsibilities not only include both electric and gas utility operations but also include subsidiary operations of a diverse nature, such as manufacturing of electronic data collection and automated meter reading equipment, real estate development, financial services, and manufacturing of retail advertising displays. In addition, the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory commissions and public policy leaders. Mr. Redmond has served as CEO of the Company since 1984 and as Chairman and CEO since 1985. In addition, he was reappointed President in February, 1994. The Committee and the entire Board of Directors recognize and highly value Mr. Redmond's visionary leadership, breadth of knowledge, complex business and utility experience and outstanding performance, all of which have contributed significantly to the combined long-term success of the Company and its many subsidiaries (direct and indirect) of which he is also Chairman.

    Under Mr. Redmond's leadership, the Company achieved a number of corporate and financial goals in 1993:

    - Overall earnings increased to $1.44 per share, an increase of 7 cents over 1992.

    - A number of subsidiary activities resulted in enhanced subsidiary results which contributed significantly to earnings. Such activities included the initial public offering of ITRON common stock, the sale of Northwest Telecommunications, Inc., and Pentzer Energy Services, Inc., and the acquisition of Systran Financial Services, Graphic Communications, Inc., and Imfax, Inc.

    - Strong customer growth was again achieved in 1993 -- 7,000 new electric customers and 17,500 new gas customers were added.

    - In the first half of 1993, the Company's Common Stock price reached a level of $40.50 per share, thus allowing for a two-for-one stock split, which returned the stock price to a level more attractive to a broad range of investors.

    - Bond and preferred stock ratings raised by Duff & Phelps to A and A-, respectively.

    - One of only 24 investor-owned utilities in the nation ranked above average by Standard & Poor's.

    - Mr. Redmond continued to play a key leadership role in regional economic development and job retention.

    - WWP's recognized expertise in hydroelectric operations resulted in being invited to explore investment opportunities abroad, and the signing of an information exchange agreement with the North China Power Group.

    - Water Power continued to maintain its competitive edge and remains one of the nation's lowest-cost energy providers, positioning the Company for the future.

  EXECUTIVE INCENTIVE COMPENSATION PLAN

    This plan provides the opportunity for executive officers (other than Mr. Redmond who is covered by the CEO Incentive Stock Plan) to earn both annual and long-term incentives in addition to their salaries. The Compensation Committee each year establishes the target amounts as a specified percentage of the executive officer's salary. For 1993, such percentages ranged from 35% to 50%. In the event that individual and corporate goals (as more fully described under Annual Incentives and Long-Term Incentives) are achieved, an executive officer may be entitled to receive the full award and, in the event that individual performance goals have been exceeded, an executive officer may be entitled to receive up to 150% of such targeted percentage. The Committee believes that having as much as 50% of an executive officer's total compensation at risk also fosters achievement of the Company's short-term and long-term financial performance goals as set forth below.

    ANNUAL INCENTIVES. Each year, the Committee establishes short-term financial goals which relate to one or more indicators of corporate financial performance. Incentive awards are paid to participating executives under the Executive Incentive Compensation Plan only when the pre-designated financial goals are achieved. For 1993, the short-term incentive award opportunity was contingent upon attaining a pre-specified level of earnings per share. In addition, a portion of the executives' incentive opportunities was contingent upon meeting individual performance goals established for each executive.

    Payouts under the Executive Incentive Compensation Plan are made 50% in cash and 50% in Company Common Stock. The Committee believes that payment of a portion of the short-term incentive opportunity in the form of Company Common Stock helps strike a balance between the focus of executives on short-term and long-term corporate financial results.

    Short-term incentive payments, if any, are reflected in the Summary Compensation Table under the column entitled "Bonus." No short-term incentives were paid under the plan in 1993 since the earnings per share goal was not achieved.

    LONG-TERM INCENTIVES. Each year, the Committee establishes a long-term financial performance goal which must be achieved in order for executives to receive the targeted payout. This long-term financial goal is based upon increases in the value of shareholders' interests in the Company's Common Stock, measured against the median performance of the stocks of a peer group of electric and combination (electric and natural gas) utilities approved by the Board of Directors. For 1993, this peer group consisted of about 100 utilities all of which are included in the EEI Index used in the Performance Graph. The Committee has utilized this group of publicly traded utilities since 1987 for purposes of comparison in establishing and measuring results for the long-term incentive plan. Shareholder value is measured over a three-year period and is calculated by adding cash dividends and stock price appreciation over the performance period. For the three-year period ended 1993, the goal was to exceed the median performance of the peer group.

    The long-term performance focus is further encouraged through the payout of 50% of the awards under the Executive Incentive Compensation Plan in the form of Company Common Stock. Also, a portion of the executives' incentive opportunities are contingent upon meeting individual performance goals established for each executive.

    Long-term incentive payments, if any, are reflected in the Summary Compensation Table under the column entitled "Long-Term Incentive Payouts." No long-term incentives were paid to executive officers under the plan in 1993 since the shareholder value goal was not achieved.

  CEO INCENTIVE STOCK PLAN

    Mr. Redmond's incentive award under the CEO Incentive Stock Plan is based upon the degree of achievement of specific strategic corporate performance goals established by the Board of Directors. Mr. Redmond's award opportunity was established in 1992 and was based upon the attainment of pre-specified levels of annual earnings per share. The award opportunity as well as the targeted earnings per share were adjusted in 1993 to reflect the two-for-one stock split. Under the plan, as adjusted, Mr. Redmond would be granted 2,000 shares of Company Common Stock when annual earnings per share first equals or exceeds $1.38. For each additional 5 cents of annual earnings per share attained for the first time, Mr. Redmond would be granted an additional 2,000 shares of Company Common Stock. When annual earnings per share of $1.65 or greater are attained for the first time, Mr. Redmond would receive an additional grant of 22,000 shares of Company Common Stock. Because earnings per share in 1993 exceeded the target, Mr. Redmond received 4,000 shares of Company Common Stock, which is reflected in the Summary Compensation Table under "Long-Term Incentive Payouts."

    The Committee believes that the CEO Incentive Stock Plan provides an appropriate link between the achievement of challenging financial goals and a competitive incentive opportunity. The Committee further believes that the CEO Incentive Stock Plan provides a proper balance between short-term financial goals and long-term corporate goals by providing for payout of awards to Mr. Redmond entirely in the form of Company Common Stock.

  COMPENSATION FROM SUBSIDIARIES

    Mr. Redmond, who serves as Chairman of the Board of each of the Company's subsidiaries, received cash awards from Pentzer Corporation, the holding company for the majority of the Company's indirect subsidiaries. These awards, which are shown in the Summary Compensation Table, reflect the decision by the board of directors of Pentzer Corporation to reward Mr. Redmond for his extraordinary efforts and the enhancement of shareholder value through the development and performance of Northwest Telecommunications and Pentzer Energy Services, Inc., and the subsequent successful sale of both. Mr. Redmond also received option grants from various subsidiaries of the Company during 1993, which are also shown in the Summary Compensation Table and the Option Tables. These grants were made by the boards of directors of the subsidiaries pursuant to various incentive plans of the subsidiaries. The awards were not made, or subject to approval, by the Compensation Committee of the Company.

SUMMARY

    Each  year,  the  Committee  reviews  all  elements  of  cash  and  non-cash compensation paid to all executive officers of the Company. The Committee manages all elements of executive pay in order to ensure that overall pay levels are consistent with those provided to similarly situated executives at the Company's competitors; however, depending on variables, such as meeting performance objectives for incentive plans, the Company's executive officers' total compensation could be equal to the median total pay for other executive officers one year, below another year, and above another year. Finally, the Committee administers the Company's executive compensation plans to foster the Company's objectives of linking executive pay to improved Company financial performance and increased shareholder value.

                     Members of the Compensation Committee

David A. Clack       Duane B. Hagadone       Eugene W. Meyer      R. John Taylor

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION(1)
                          -------------------------------------------------------------------------------------
                                       SALARY($)                              BONUS($)
NAME AND PRINCIPAL               ----------------------     TOTAL     -------------------------       TOTAL
POSITION                  YEAR   UTILITY(2) NONUTILITY    SALARY($)   UTILITY(2)    NONUTILITY       BONUS($)
- -----------------------   ----   --------   -----------   ---------   -----------   -----------    ------------
P.A. Redmond...........   1993   $213,518      $270,649    $484,167                 $286,815(3)    $286,815
  Chairman of the         1992   $311,294      $149,123    $460,417
  Board & Chief           1991   $274,815      $23,373     $298,188      $64,762                   $ 64,762(10)
  Executive Officer
J.R. Harvey............   1993   $282,917                  $282,917
  President & Chief       1992   $255,863                  $255,863
  Operating Officer       1991   $194,160      $15,362     $209,522      $45,410                   $ 45,410(10)
  (Retired 2/94)
W.L. Bryan.............   1993   $171,819                  $171,819                 $ 20,699(9)    $ 20,699
  Senior Vice President   1992   $161,725                  $161,725
  Rates & Resources       1991   $145,501                  $145,501      $25,564                   $ 25,564(10)
J.E. Eliassen..........   1993   $142,564      $29,255     $171,819
  Vice President,         1992   $160,232        7,823     $168,055
  Finance & Chief         1991   $153,541      $ 7,215     $160,756      $27,752                   $ 27,752(10)
  Financial Officer
R. D. Fukai............   1993   $156,197                  $156,197
  Vice President          1992   $152,776                  $152,776
  Corporate Services,     1991   $145,501                  $145,501      $25,564                   $ 25,564(10)
  Human Resources
  & Marketing

                                             LONG-TERM COMPENSATION(1)
                       ---------------------------------------------------------------------
                                                               PAYOUTS
                                                       ------------------------
                                  AWARDS
                       -----------------------------     LONG-TERM INCENTIVE     TOTAL LONG-
                       RESTRICTED       SECURITIES            PAYOUTS($)            TERM
NAME AND PRINCIPAL        STOCK         UNDERLYING     ------------------------   INCENTIVE     ALL OTHER
POSITION                AWARDS($)     OPTIONS/SARS#    UTILITY(2)   NONUTILITY   PAYOUTS($)    COMP.($)(8)
- ----------------------------------    --------------   -----------  -----------  -----------   ------------
P.A. Redmond........... $1,952(4)         43,975(5)    $  71,110(6) $ 385,161(7)  $ 461,161      $ 28,375
  Chairman of the                                                                                $ 17,959
  Board & Chief                                                                                  $ 13,510
  Executive Officer
J.R. Harvey............                                                                          $ 12,735
  President & Chief                                                                              $ 12,811
  Operating Officer                                                                              $ 10,523
  (Retired 2/94)
W.L. Bryan.............                                                                          $  7,349
  Senior Vice President                                                                          $  8,483
  Rates & Resources                                                                              $  7,254
J.E. Eliassen.......... $1,952(4)          2,606(5)                                              $ 14,940
  Vice President,                                                                                $ 35,398
  Finance & Chief                                                                                $ 14,409
  Financial Officer
R. D. Fukai............                                                                          $ 29,175
  Vice President                                                                                 $ 18,891
  Corporate Services,                                                                            $ 35,175
  Human Resources
  & Marketing

- ---------
Note: Effective 2/94, Mr. Redmond also holds the position of President.

(1) Includes any amounts deferred pursuant to the Executive Deferral Plan. This plan allows executive officers the opportunity to defer until their retirement or until their earlier termination, disability or death, up to 75% of their base salary and/or up to 100% of any cash awarded under the provisions of the Executive Incentive Compensation Plan. Deferred compensation is credited with interest at a non-preferential rate.

(2) Only compensation charged to utility operations is recovered as an expense for ratemaking purposes.

(3) Amount received from Pentzer Corporation, the holding company for the majority of the Company's indirect subsidiaries, as a bonus in connection with the sale of Northwest Telecommunications, Inc.

(4) Mr. Redmond and Mr. Eliassen, as outside directors of Pentzer Corporation, were each granted (i) on December 31, 1992, 642 shares of restricted stock of Pentzer Jefferson Corporation and (ii) on February 26, 1993, 642 shares of restricted stock of Pentzer Financial Services Corporation. The restricted stock vests at the end of three years; vesting can be accelerated upon death, disability or change in control. No dividends are payable. Under certain circumstances, Mr. Redmond and Mr. Eliassen can require the issuers to repurchase the stock at adjusted book value at the time of such repurchase. The Pentzer Jefferson stock had no value at year end. The Pentzer Financial Services stock was valued at $3.04 per share at year end. No other named executive officers own any restricted stock.

(5) Option grants to Mr. Redmond received as a director of certain of the Company's indirect subsidiaries: Imfax--10,442; Pentzer Financial Services--10,733; Pentzer Jefferson Corporation--11,358; ITRON-- 1,000 and Graphic Communications, Inc.--10,442.
    Option grants to Mr. Eliassen received as a director of certain of the Company's indirect subsidiaries; Imfax--696; Pentzer Jefferson Corporation--107; Pentzer Financial Services--107; ITRON--1,000; and Graphic Communications, Inc.--696.

(6) The dollar value of 4,000 shares of Company Common Stock received as a long-term incentive payout under the CEO Incentive Stock Plan.

(7) Amount received from Pentzer Corporation as long-term incentive compensation in connection with the performance and subsequent sale of Pentzer Energy Services, Inc..

(8) Includes total employer contributions under both the Executive Deferral Plan and the Investment and Employee Stock Ownership Plan (401(k) plan), pursuant to which the Company matches 75% of each executive officer's deferral up to 6% of salary. Also includes payments for unused, paid time-off accrued under the Company's One-Leave Program. Amounts under the deferral plan for 1993 were: Redmond--$15,629; Harvey--$5,989; Bryan--$1,306; Eliassen--$2,794;
    Fukai--$1,368.
    The amount under the 401(k) plan for 1993 for each of the above-named persons was $6,746, except for Mr. Bryan, which was $6,043. The amount under the One-Leave Program for 1993 was: Fukai $21,061 (280 hours); other named executive officers--$0. Also includes ITRON director fees of $6,000 for Mr. Redmond and ITRON director fees of $5,400 for Mr. Eliassen.

(9) From Pentzer Energy Services, Inc.

(10) Distributed 50% in the form of Company Common Stock and 50% in cash pursuant to the annual incentive component of the Executive Incentive Compensation Plan. In the case of Mr. Redmond, any distributions made are pursuant to the CEO Incentive Stock Plan effective January 1992.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED     ALTERNATIVE
                                                                                      ANNUAL RATES OF STOCK   TO (F) AND
                                                                                      PRICE APPRECIATION FOR  (G): GRANT
                                                                                           OPTION TERM        DATE VALUE
                                 INDIVIDUAL GRANTS                                    ----------------------  -----------
- ------------------------------------------------------------------------------------
          (A)                  (B)              (C)             (D)          (E)         (F)         (G)          (F)
                            NUMBER OF        % OF TOTAL
                            SECURITIES      OPTIONS/SARS
                            UNDERLYING       GRANTED TO     EXERCISE OR                                       GRANT DATE
                           OPTIONS/SARS     EMPLOYEES IN    BASE PRICE   EXPIRATION                             PRESENT
NAME                        GRANTED(#)      FISCAL YEAR       ($/SH)        DATE        5%($)       10%($)      VALUE$
- ------------------------  --------------  ----------------  -----------  -----------  ----------  ----------  -----------
P.A. Redmond
  ITRON.................       1,000(2)           .28%       $   13.50     06/29/03   $    8,490  $   21,520
  Imfax.................      10,442(3)          31.3%       $   18.67     08/13/03   $  122,589  $  309,814
  PFS...................      10,733(4)          94.4%       $    1.40     08/04/03   $    9,445  $   23,935
  PJC...................      11,358(5)          94.7%       $   0.002     08/04/03   $       14  $       36
  GC....................      10,442(6)          30.6%       $   20.00     01/01/04   $  131,360  $  332,787
J.E. Eliassen
  ITRON.................       1,000(2)           .28%       $   13.50     06/29/03   $    8,490  $   21,520
  Imfax.................         696(3)           2.1%       $   18.67     08/13/03   $    8,171  $   20,650
  PFS...................         107(4)           0.9%       $    1.40     08/04/03   $       94  $      239
  PJC...................         107(5)           0.9%       $   0.002     08/04/03          Nil  $        1
  GC....................         696(6)           2.0%       $   20.00     01/01/04   $    8,756  $   22,182

- ---------
(1) No option grants were made by the Company. All grants referred to are options granted by indirect subsidiaries of the Company. The exercise price is at fair market value on the date of grant.
(2) Granted pursuant to the ITRON 1992 Stock Option Plan for Non-Employee Directors and exercisable immediately upon grant. The exercise price was automatically adjusted from $13.00 to $13.50 when Itron went public in November 1993.
(3) Granted pursuant to the Imfax Stock Incentive Plan. Vests in whole on August 13, 1996 and shall be accelerated upon change in control, death or permanent disability. The value of the stock options is based on book value per share.
(4) Granted pursuant to the Pentzer Financial Services Corporation Stock Incentive Plan. Vests in whole on February 27, 1996 and shall be accelerated upon change in control, death or permanent disability. The value of the stock options is based on book value per share.
(5) Granted pursuant to the Pentzer Jefferson Corporation Stock Incentive Plan. Vests in whole on January 1, 1995 and shall be accelerated upon a change in control, death or permanent disability. The value of the stock options is based on book value per share.
(6) Granted pursuant to the Graphic Communications, Inc., Stock Incentive Plan. Vests in whole on December 31, 1996 and shall be accelerated upon a change in control, death or permanent disability. The value of the stock options is based on book value per share.

                       1993 FISCAL YEAR END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE
                                                            OPTIONS AT 1993 FISCAL YEAR      MONEY OPTIONS AT 1993
                                                                      END (#)                 FISCAL YEAR END ($)
                                                           -----------------------------  ---------------------------
NAME                                                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------------------------------------  -------------  --------------  ------------  -------------
P.A. Redmond.............................................       3,500(1)      42,975(2)   $  42,225(1)   $  25,538(3)
J.E. Eliassen............................................       3,500(1)       1,606(4)   $  42,225(1)   $     704(3)

- ---------
      The table above sets forth information with respect to unexercised stock options of the Company's indirect subsidiaries held by each of the named executive officers as of December 31, 1993.
(1) 1,000 ITRON, Inc., stock options valued at $4.50 per share and 2,500 ITRON, Inc., stock options valued at $15.09 per share at December 31, 1993.
(2) 10,442 Imfax, Inc., stock options; 10,733 Pentzer Financial Services stock options; 11,358 Pentzer Jefferson stock options; and 10,442 Graphic Communications stock options.
(3) Pentzer Financial Services stock options valued at $1.64 per share; Imfax stock options valued at $0.31 per share; and Graphic Communications stock options valued at $0.45 per share, all at December 31, 1993 and based on book value per share.
(4) 696 Imfax, Inc., stock options; 107 Pentzer Financial Services stock options; 107 Pentzer Jefferson stock options; and 696 Graphic Communications stock options.

                               PENSION PLAN TABLE

                                                                YEARS OF SERVICE
FINAL AVERAGE                              ----------------------------------------------------------
BASE SALARY                                    15          20          25          30          35
- -----------------------------------------  ----------  ----------  ----------  ----------  ----------
$125,000.................................  $   46,875  $   62,500  $   78,125  $   93,750  $   93,750
$150,000.................................  $   56,250  $   75,000  $   93,750  $  112,500  $  112,500
$175,000.................................  $   65,625  $   87,500  $  109,375  $  131,050  $  131,050
$200,000.................................  $   75,000  $  100,000  $  125,000  $  150,000  $  150,000
$225,000.................................  $   84,375  $  112,500  $  140,625  $  168,750  $  168,750
$250,000.................................  $   93,750  $  125,000  $  156,250  $  187,500  $  187,500
$300,000.................................  $  112,500  $  150,000  $  187,500  $  225,000  $  225,000
$400,000.................................  $  150,000  $  200,000  $  250,000  $  300,000  $  300,000
$450,000.................................  $  168,750  $  225,000  $  281,250  $  337,500  $  337,500
$500,000.................................  $  187,500  $  250,000  $  312,500  $  375,000  $  375,000
$550,000.................................  $  206,250  $  275,000  $  343,750  $  412,500  $  412,500

    The table  above  reflects benefits  pursuant  to the  Retirement  Plan  for
Employees   and  the  Supplemental  Executive  Retirement  Plan.  The  Company's
Retirement Plan for Employees provides a retirement benefit based upon employees' compensation and years of service. Earnings credited for retirement purposes represent the final average annual base salary earnings of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the named executive officers is the amount under "Total Salary" in the Summary Compensation Table.

    The Supplemental Executive Retirement Plan provides additional pension benefits to executive officers of the Company who have attained the age of 55 and a minimum of 15 years of benefit service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company's Retirement Plan are reduced due to the application of Section 415 of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferral Plan. When combined with the

Retirement Plan, the plan will provide benefits to executive officers, who retire at age 62 or older, of 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service, for each year of service up to 30 years. When combined with the Retirement Plan, the plan will provide benefits to the Chief Executive Officer and the President and Chief Operating Officer, who retire at age 65, of 3.0% of final average base earnings during the highest 36 consecutive months during the last 120 months of service, for each year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

    Benefits for both plans are calculated based on a straight-life annuity, paid on a monthly basis and are not subject to reduction for offset amounts. Years of credited service for listed executive officers are as follows:

                                                            YEARS OF
                                                            CREDITED
NAME                                                         SERVICE
- --------------------------------------------------------  -------------
P.A. Redmond............................................           28
J.R. Harvey.............................................           27
W.L. Bryan..............................................           23
J.E. Eliassen...........................................           23
R.D. Fukai..............................................           21

                             DIRECTORS COMPENSATION

    Directors who are not employees of the Company are paid an annual retainer of $12,000 plus $800 for each day or part of a day that they are participating in meetings of the Board of Directors or any committee of the Board of Directors. Directors who serve as Board committee chairpersons are paid an additional annual retainer of $2,000. Directors who are also employees of the Company are not separately reimbursed as directors.

    Directors who are not employees of the Company are also afforded the opportunity to participate in the Executive Deferral Plan. The plan allows directors to defer not less than $2,000 of their annual compensation until their retirement or until their earlier termination, disability or death. Directors may defer up to 100 percent of all compensation and/or fees received. Deferred compensation is credited with interest semiannually at a non-preferential rate.

    Directors who are not employees of the Company also have available to them an Outside Director Retirement Plan. Outside directors with at least five years of service become eligible for normal retirement benefits upon the attainment of age 70. The normal retirement benefit equals 5 percent of the director's annual retainer fee for the calendar year in which the director resigns or otherwise terminates service multiplied by each full year of service not to exceed 20 years. A director with at least five years of service can elect to choose early retirement but, in such case, the normal retirement benefit is reduced by 4 percent for each year that the retirement precedes age 70. Benefits under the plan continue for the life of the director. The plan also provides for post-retirement and pre-retirement survivor benefits at the rate of 50 percent of the retirement benefit which would have otherwise been paid at the date of the eligible director's death. In addition, should disability occur prior to age 70, an eligible director is entitled to a disability benefit equal to the early retirement benefit. In the event of a change of control, an eligible outside director shall become immediately entitled to a normal retirement benefit and, upon any change in control, any outside director with at least one year of service shall become eligible for such benefit and will be credited with a minimum of five years of service. Further, all benefits being paid at the date of any change in control shall continue for the life of the outside director or his/her survivor.

               EMPLOYMENT AGREEMENTS AND OTHER COMPENSATORY PLANS

    EMPLOYMENT AGREEMENTS.    On  August  5,  1988,  the  Company  entered  into
employment agreements with Messrs. Redmond, Bryan, Eliassen, and Fukai to provide for benefits under certain circumstances after a change in control of the Company resulting from a Business Combination (as defined in the Company's Restated Articles of Incorporation) or for termination without cause by the Company. The agreements provide that each executive shall be employed by the Company in a position comparable to his current position, with compensation and benefits which, as set forth in each agreement, are at least equal to such executive's then current compensation, for an initial employment period of three years (subject to earlier termination due to voluntary termination without cause by the executive or termination by the Company for cause.)

    The agreements with Messrs. Redmond and Harvey provide that if the executive's employment is terminated by the Company without cause, or if the executive terminates his employment after a change in control and following a reduction in position, responsibility or salary or a failure to receive increases in compensation comparable to those received in prior years or to increases received by other executives, the executive is entitled to continued compensation in the form of (i) 75 percent of the average of the last five years' total annual compensation, such amount to be paid annually in monthly installments for four years, (ii) medical coverage for the executive and his dependents equal to that provided at the time the Agreement was implemented and before a change in control occurred for the lifetime of the executive or until such time as the executive receives medical coverage from a subsequent employer, and (iii) other benefits as described in any defined benefit plans in effect at the time of termination.

    The agreements with Messrs. Bryan, Eliassen, and Fukai provide that if the executive's employment is terminated by the Company without cause or if the executive terminates his employment after a change in control and following a reduction in position, responsibility or salary or a failure to receive increases in compensation comparable to those received in prior years or to increases received by other executives, the executive is entitled to termination compensation in the form of (i) the average monthly compensation for the last five years paid at a rate of one month's pay for each year, or partial year of company service, (ii) medical coverage for the executive and his dependents equal to that provided at the time the Agreement was implemented and before a change in control occurred not to exceed eighteen (18) months or until such time as the executive receives medical coverage from a subsequent employer, and (iii) other benefits as described in any defined benefit plans in effect at the time of termination.

    The Internal Revenue Code of 1986, as amended, contains certain rules which disallow the payor's deduction and subject the payee to an excise tax for certain compensatory payments due as a result of a change in control of the payor or its assets. Notwithstanding the provisions of the employment agreements described above, any payment which is determined to be subject to such rules shall be limited to the maximum amount permitted to be paid without the imposition of an excise tax (and if it shall be determined that the Company has made a payment in excess of this limitation, such excess liability would be paid by the Company).

    SUPPLEMENTAL EXECUTIVE DISABILITY PLAN. The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled so as to be unable to perform any and every duty of his or her occupation. The plan provides a benefit equal to 60 percent of the executive officer's base annual wage at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company's Long-Term Disability Plan for employees, worker's compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable for a period of time not to exceed the earlier of the executive officer's date of retirement or age 65.

    EXECUTIVE INCOME CONTINUATION PLAN. In order to provide benefits to the beneficiaries of executive officers who die during their term of office or after retirement, the Company has adopted an Executive Income Continuation Plan. Under the plan, an executive officer's designated beneficiary will receive, as elected by the executive officer, either (a) a lump sum equal to twice the executive officer's annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer's annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive's death.


Comparison of Five Year Cumulative Total Returns -- Washington Water Power vs. Industry Indexes

Assumes $100 was invested in WWP and in each Index on December 31, 1988 and that all dividends were reinvested.

                Standard & Poor's         Edison Electric     Washington Water
                  500 Index (1)        Institute Index (2)   Power (WWP) Index
                ------------------     -------------------   -----------------
1989                 $131.69                 $129.92              $120.49
1990                 $127.61                 $131.52              $126.80
1991                 $166.49                 $169.39              $151.23
1992                 $179.18                 $182.09              $173.08
1993                 $197.26                 $202.82              $196.31

(1) A composite stock  price index of  500 key companies  in 90 industry  groups
    divided   into  four  major  industry  categories  (industrials,  utilities, financials, and transportations).

(2) A composite stock price index of 102 of the largest publicly-traded electric and combination (electric and natural gas) utilities.

                                   PROPOSAL 2
          PROPOSED AMENDMENT TO RESTATED ARTICLES OF INCORPORATION, AS
        AMENDED, INCREASING NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

    Subdivision (b) of Article THIRD of the Restated Articles of Incorporation ("Restated Articles") now provides that the authorized capital stock of the Company consists of 110,000,000 shares, divided into 10,000,000 shares of Preferred Stock without nominal or par value, issuable in series as authorized by the Board of Directors, and 100,000,000 shares of Common Stock without nominal or par value. There were 52,851,889 shares of Common Stock outstanding as of February 15, 1994. Proposal 2, if adopted, would increase the number of shares of capital stock which the Company has the authority to issue to 210,000,000 shares, divided into 10,000,000 shares of Preferred Stock without nominal or par value, issuable in series as authorized by the Board of Directors, and 200,000,000 shares of Common Stock without nominal or par value. The text of subdivision (b) Article THIRD of the Restated Articles as it will read if this Proposal 2 is adopted is set forth below as Exhibit A to this Proxy Statement.

    On   November  9,  1993,  a  two-for-one  stock  distribution  was  made  to shareholders. This reduced the number of authorized shares of common stock available for issuance by 26,203,283 shares. The split also resulted in a reduction in the market price per share of the Company's outstanding Common Stock and, hence, a reduction in the price per share which can be received by the Company for newly issued shares of Common Stock. The Board of Directors deems it in the best interests of the Company to have an additional amount of Common Stock of the Company authorized and available for issuance without further action by the shareholders, unless such action is required by applicable law or the rules of any exchange on which the Company's securities may be listed. The Board of Directors believes that the additional authorized shares of Common Stock are needed to enable the Company to raise additional capital funds expeditiously and economically for its ongoing operations, for capital projects, for issuance under the dividend reinvestment plan and employee benefit plans and in connection with stock dividends or stock splits, for possible acquisitions or stock distributions and for other corporate purposes. The Board of Directors believes it advisable to authorize additional shares of Common Stock now, so that if an issuance is determined to be appropriate in the future, it could be accomplished without the delay and expense involved in obtaining shareholder approval. The Company would be required to obtain the approval of the regulatory commissions for those states in which the Company operates prior to the issuance of any shares of Common Stock other than those shares of Common Stock for which approval has already been obtained from said commissions.

    The proposed amendment provides for authorization of 100,000,000 additional shares of Common Stock. Shareholders will have no pre-emptive rights with respect to the additional shares of Common Stock. The shares would be issued on such terms, at such times and on such conditions as the Board of Directors may determine.

    The amendment is not being proposed as an "anti-takeover" device. However, shares of authorized but unissued Common Stock could be used to dilute the stock ownership of a hostile takeover party or could be sold to purchasers who might assist the Board of Directors in opposing a hostile takeover bid. The availability of such additional shares by itself might have the effect of discouraging an attempt to acquire control of the Company other than through negotiations with the Board of Directors. The Board has no knowledge of any effort to accumulate the Company's securities or to obtain control of the Company. The proposed amendment is not part of a plan by management to adopt a series of anti-takeover provisions.

    The Restated Articles presently contain certain provisions which may have the effect of discouraging attempts to acquire control of the Company including
(1) the classification of the Board of Directors into three classes of directors serving staggered three-year terms, (2) removal of directors for cause only and then only by the affirmative vote of the holders of at least a majority of the voting power of the shares of the Company entitled generally to vote in the election of directors and (3) a "fair price provision" requiring that, unless approved by the Board of Directors or unless certain "fair price" and other provisions are met, certain mergers and other business combinations must be approved by an 80% vote of the shareholders. In addition, the Company currently has in effect a Rights Plan which provides for the issuance of preferred share purchase rights ("Rights") which trade with, and are appurtenant to, shares of outstanding Common Stock. The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to any person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights become exercisable (other than by the person or group attempting to acquire the Company) upon the happening of certain events which result in or have the potential to result in certain mergers or other business combinations.

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to adopt the amendment to the Restated Articles contained in Proposal 2.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
                              SHAREHOLDER PROPOSAL

    Mr. William D. White, a shareholder of the Company, submitted the following proposal. Mr. White owns jointly with others 541 shares of the Company's Common Stock. Mr. White's address is 520 North Elm Street, Colville, Washington.

           ELECTION OF SHAREHOLDERS TO ADVISE COMPENSATION COMMITTEE

    Beginning in 1994, the Board of Directors is requested to take the steps necessary to provide shareholders, at their annual meeting, the opportunity to elect three of their members to serve as advisors to the Compensation Committee. The elected advisors shall serve as a liaison between the Shareholders and the Compensation Committee. The Advisors shall attend Compensation Committee meetings, and they shall advise and make recommendations regarding salaries, benefits, incentive compensation, and retirement compensation of executive officers, directors, and key employees of the Company. They will provide written recommendations to the Board of Directors regarding management compensation, and they shall report to shareholders at the Annual Meeting.

    Their term of advisement shall be for one year, from annual meeting to annual meeting, They shall receive the same compensation for meetings attended as committee members.

                   SUPPORTING STATEMENT FOR ELECTING ADVISORS

    It is important to shareholders that the Directors and Executive Officers of our Company be compensated fairly for their leadership and service. Providing incentives and a "just right" amount of compensation for executives is a very difficult task for the Compensation Committee. Shareholder Advisors would assist the Committee by providing objective input and a shareholder perspective.

    SEVERAL REASONS SEEM TO WARRANT THE ELECTION OF ADVISORS TO ASSIST WITH COMPENSATION AND BENEFIT RECOMMENDATIONS.

    1. Bonuses and incentive compensation for executive officers are often skewed beyond reasonable and appropriate incentives for outstanding job performance. In 1990 the five, chief executive officers as a group received more than $414,000.00 dollars in incentives and bonuses beyond their basic compensation. That would average more than $82,000.00 per executive in EXTRA compensation.

    2. Currently special agreements and other compensatory plans for executive managers are committing hundreds of thousands of UNFUNDED dollars to future executive benefits regarding layoffs, retirement, and disability plans. More reasonable plans and funded arrangements are needed. Future costs may be extremely high unless we begin funding necessary benefits.

    3. Shareholder value and Executive compensation are not in balance. Executive pay is growing much faster than dividend payout and stock value. We need a better compensation and value balance.

    4. Currently executive management recommends retainer fees, meeting compensation and retirement benefits for Directors. Directors approve and fix salaries for executive officers. Advisors could provide objective input into compensation and benefit recommendations for Directors and for Executive
Officers. The recommendations of Advisors for compensation and benefits of Directors and Executive Officers would be from a Shareholder perspective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

    The Board of Directors believes that the Compensation Committee, which is made up of four non-employee ("outside") directors, is the best group to make recommendation on compensation for the executive officers of the Company. As stated in the "Board Compensation Committee Report on Executive Compensation", the Committee's primary purpose in setting compensation for executive officers is to support the Company's goal of maximizing the value of shareholder interests. The Committee uses data from various independent outside sources in making recommendations with respect to compensation and executive benefit plans to the full Board of Directors. In addition, these directors are also shareholders of the Company, with holdings ranging from 43,746 shares to 2,000 shares of Common Stock of the Company.

    As to the total compensation awarded for 1990 under the Executive Incentive Compensation Plan to the named executive officers, the award included 12,297 shares of Company Common Stock in addition to $298,936 in cash.

    With respect to the funding of benefit plans, the reference in previous proxy statements that certain executive officer and/or director benefit plans were unfunded related to a technical Internal Revenue Service determination concerning the tax consequences of participation in non-qualified benefit plans. In fact, the Company, beginning in 1985, has purchased corporate-owned life insurance policies which, assuming actuarial assumptions are accurate, will substantially, if not wholly, offset benefit plan obligations. The Compensation Committee reviews these benefit plans, including associated potential liability, and reports and makes recommendations related thereto, when appropriate, to the full Board of Directors.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Deloitte & Touche as independent accountants to audit the financial statements of the Company for the 1994 calendar year. This firm has conducted consolidated annual audits of the Company for many years and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte & Touche is expected to be present at the meeting with the opportunity to make a statement if he/she desires to do so, and such representative is expected to be available to respond to appropriate questions.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    A copy of the Company's Annual Report to Shareholders for the year 1993, including financial statements, accompanies this Proxy Statement.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment or adjournments thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended for inclusion in the proxy materials for the 1995 Annual Meeting of Shareholders of The Washington Water Power Company must be received by the Company not later than November 30, 1994.

    Such proposals should be directed to the Corporate Secretary, The Washington Water Power Company, East 1411 Mission Avenue, P.O. Box 3727, Spokane, Washington 99220.

                            EXPENSE OF SOLICITATION

    The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Beacon Hill Partners, Inc., at a cost of $3,500 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy soliciting material and the Company's 1993 Annual Report to Shareholders to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

                                          By order of the Board of Directors,

                                          TERRY L. SYMS
                                          CORPORATE SECRETARY

Spokane, Washington
March 31, 1994

                                   EXHIBIT A

    Proposed  Amendment  to   Article  THIRD   of  the   Restated  Articles   of
Incorporation Subdivision (b) as proposed to be amended:

    (b) the aggregate number of shares of capital stock which the Corporation shall have authority to issue is 210,000,000 shares, divided into 10,000,000 shares of Preferred Stock without nominal or par value, issuable in series as hereinafter provided, and 200,000,000 shares of Common Stock without nominal or par value.

Front Side

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 (election of directors), FOR Proposal 2 and AGAINST Proposal 3. Sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Back Side

              THE WASHINGTON WATER POWER COMPANY COMMON STOCK PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints P.A. Redmond and T.L. Syms, and each of them, Proxies, with power of substitution to vote, as designated below, all the shares of Common Stock of the Washington Water Power Company held of record by the undersigned on March 17, 1994, at the Annual Meeting of Shareholders to be held on Thursday, May 12, 1994, or any adjournments thereof.

(1) Election of Directors: Robert S. Jepson, Jr., General H. Norman Schwarzkopf, B. Jean Silver, Larry A. Stanley and R. John Taylor.

     / / VOTE FOR all nominees listed above, except as indicated below. If a vote is to be withheld from any nominees(s), write the name(s) in the space provided below.

     --------------------------------------------------------------------------

    / /VOTE WITHHELD from all nominees.

(2)  Approve increase in Authorized Common Stock.
                                                  / /For / /Against / /Abstain
(3)  Shareholder proposal to establish a paid advisory committee.
                                                  / /For / /Against / /Abstain

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

(4) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

- --------------------------------------     ------------------------------------
Signature                        Date       Signature if held jointly      Date

                  APPENDIX TO THE ELECTRONIC FORMAT DOCUMENT

A map which describes the location and street directions to the Annual Meeting Site will be displayed on the page following the Chairman's letter to shareholders.